UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PRECISION CASTPARTS CORP.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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PRECISION CASTPARTS CORP.

4650 SW Macadam, Suite 400

Portland, Oregon 97239

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 10, 2010

You are invited to attend the Annual Meeting of Shareholders of Precision Castparts Corp. The meeting will be held on Tuesday, August 10, 2010 at 1:00 p.m., Pacific Time, in the Bella Vista Room of the Aquariva Restaurant, 0470 SW Hamilton Court, Portland, Oregon. The meeting will be held for the following purposes:

1.	To elect as directors the four nominees named in the attached proxy statement, with three directors to serve for three-year terms and one director to serve for a one-year term;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending April 3, 2011;

3.	To vote on a shareholder proposal, if properly presented at the meeting; and

4.	To conduct any other business that is properly raised before the meeting.

Only shareholders of record at the close of business on June 14, 2010 will be able to vote at the meeting.

Your vote is important. Please submit a proxy through the internet or, if this proxy statement was mailed to you, by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed reply envelope. If you plan to attend the meeting, please mark the appropriate box on the proxy so the Company can prepare an accurate admission list. If you attend the meeting and prefer to vote in person, you will be able to do so.

By Order of the Board of Directors,
/s/ ROGER A. COOKE
Roger A. Cooke Secretary
Portland, Oregon June 30, 2010

PRECISION CASTPARTS CORP.

4650 SW Macadam, Suite 400

Portland, Oregon 97239

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors of Precision Castparts Corp. (the “Company” or “PCC”) solicits your proxy in the form enclosed with this proxy statement. The proxy will be used at the 2010 Annual Meeting of Shareholders, which will be held on Tuesday, August 10, 2010 at 1:00 p.m., Pacific Time, in the Bella Vista Room of the Aquariva Restaurant, 0470 SW Hamilton Court, Portland, Oregon. The proxy may also be used at any adjournment of the meeting. You may submit your proxy to us by mail using the enclosed proxy form. The Company intends to mail a printed copy of this proxy statement and the enclosed proxy form and voting instructions to certain shareholders of record on or about June 30, 2010. All other shareholders will receive a Notice Regarding the Availability of Proxy Materials, which will be mailed on or about June 30, 2010.

Shareholders of record at the close of business on June 14, 2010 are entitled to notice of and to vote at the meeting or any adjournment thereof. The Company’s outstanding voting securities on June 14, 2010 consisted of 142,221,395 shares of common stock, each of which is entitled to one vote on all matters to be presented at the meeting. The common stock does not have cumulative voting rights.

If you have properly submitted your proxy and have not revoked it prior to the Annual Meeting, we will vote your shares according to your instructions on the proxy. If you do not provide any instructions, we will vote your shares: (a) “for” the nominees listed in Proposal 1; (b) “for” Proposal 2; (c) “against” Proposal 3; and (d) in accordance with the recommendations of the Company’s management on other business that properly comes before the meeting or matters incident to the conduct of the meeting. If you properly submit your proxy but attend the meeting and choose to vote personally, our ability to exercise the proxy will be suspended. You also may revoke your proxy by notifying Roger A. Cooke, the Secretary of the Company, in writing at the address listed above prior to our exercise of the proxy at the Annual Meeting or any adjournment of the meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

We Recommend a Vote “For” All Nominees

The Board of Directors presently consists of nine directors. As required by the Company’s bylaws, the Board of Directors is divided into three classes. The term of office for one of the classes expires each year. This year, the terms of Messrs. Bridenbaugh, Murphy and Rothmeier will expire. Messrs. Murphy and Rothmeier are nominees for reelection, and Mr. Bridenbaugh will retire as a director at the conclusion of the 2010 Annual Meeting. If elected, the terms of each of Messrs. Murphy and Rothmeier will expire in 2013. Mr. Wambold is also nominated for reelection. Mr. Wambold was elected by the Board of Directors to fill a vacancy on November 11, 2009. If elected, the term of Mr. Wambold will expire in 2013. In addition, Timothy A. Wicks is a nominee for election, and if elected Mr. Wicks’ term will expire in 2011.

The following table provides the name, age, principal occupation and other directorships of each nominee and continuing director, the year in which he became a director of the Company and the year in which his term expires. Except as otherwise noted, each has held his principal occupation for at least five years. The table also includes a summary of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee or continuing director is qualified to serve on the Board.

If a quorum of shares is present at the meeting, the four nominees for director who receive the greatest number of votes cast at the meeting will be elected directors. We will treat broker nonvotes as shares present but not voting.

Name, Age, Principal Occupation, Other Directorships, Qualifications, Skills and Expertise	Director Since	Term Expires
Nominees
Daniel J. Murphy—62	2007	2010
Retired; from October 2003 until November 2009, Chief Executive Officer of Alliant Techsystems Inc. (“ATK”), a supplier of aerospace and defense products and ammunition, and Chairman of ATK from April 2005 until November 2009. Mr. Murphy was a director of Lyondell Chemical Company within the past five years. Mr. Murphy achieved the rank of Vice Admiral as part of a 30-year career with the U.S. Navy, and his experience as a chief executive officer of an aerospace products supplier and executive military experience makes him well qualified to serve as a member of the Board.

Steven G. Rothmeier—63	1994	2010
Chairman of Great Northern Capital, a private investment and merchant banking firm, since March 1993, and Chief Executive Officer of Great Northern Capital from March 1993 until April 2010. Mr. Rothmeier is also a director of Waste Management, Inc., Great Northern Asset Management and ArvinMeritor, Inc., and he was a director of GenCorp Inc. within the past five years. Mr. Rothmeier is a former chief executive officer of Northwest Airlines and in addition to the directorships listed above, he also has served as a director of Alliant Techsystems and Honeywell. This extensive experience in the airline and aerospace manufacturing industries and his broad experience as a director of other publicly-traded companies makes Mr. Rothmeier well qualified to serve as a member of the Board and Chair of the Company’s Compensation Committee.

Richard L. Wambold—58	2009	2010
Chief Executive Officer of Pactiv Corporation, a producer of consumer and foodservice/food packaging products, since November 1999, and Chairman of Pactiv since March 2000. Mr. Wambold is also a director of Cooper Tire and Rubber Company. As the current chief executive officer of an NYSE-listed company, Mr. Wambold is able to provide important insight into various business issues affecting the Company and is well qualified to serve as a member of the Board.

Name, Age, Principal Occupation, Other Directorships, Qualifications, Skills and Expertise	Director Since	Term Expires
Nominees

Timothy A. Wicks—45	—	—
Since May 2010, President of Ingenix Outsourcing, a business unit of the Ingenix division of UnitedHealth Group Incorporated, a diversified health care company. From October 2008 to April 2010, Mr. Wicks served as an executive officer of YRC Worldwide, Inc., a transportation service provider, initially as Executive Vice President of Finance and Chief Financial Officer and subsequently as President and Chief Operating Officer. Prior to working at YRC Worldwide, Mr. Wicks held numerous management positions with Unitedhealthcare, the largest operating division of UnitedHealth Group, including Senior Vice President, Strategic Growth Initiatives (2006-2008) and Senior Vice President, Product Development and Management (2004-2006). Mr. Wicks was a director and non-executive chairman of GenCorp Inc. within the past five years. Mr. Wicks’ senior management and non-executive chairman experience makes him well qualified to serve as a member of the Board.

Directors Whose Terms Continue

Mark Donegan—53	2001	2012
Chairman and Chief Executive Officer of the Company. Mr. Donegan came to PCC from General Electric Company in 1985. He held numerous management positions with the Company before becoming Chairman. Prior to assuming his current responsibilities, Mr. Donegan was President of the Company and was elected to the position of Chairman following the Annual Meeting of Shareholders in August 2003. Mr. Donegan is also a member of the board of directors of Rockwell Collins, Inc. Mr. Donegan’s in-depth knowledge of the Company’s operations and leadership experience with the Company makes him well qualified to serve as Chairman of the Board.

Don R. Graber—66	1995	2011
President and Chief Executive Officer of Colleton Enterprises LLC, a private consulting and investment company located in Dayton, Ohio, since March 2005. From 1997 to 2004, Chairman, President and Chief Executive Officer of Huffy Corporation, a manufacturer of wheeled products; retired from Huffy in January 2004. In October 2004, Huffy Corporation filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Graber was a director of MTC Technologies, Inc. within the past five years. Mr. Graber’s background as a chief executive officer and chairman makes him well qualified to serve as a member of the Board and Chair of the Company’s Nominating & Corporate Governance Committee.

Gen. Lester L. Lyles (Ret.)—64	2008	2011
Independent consultant since 2003. Prior to that, Mr. Lyles served in the U.S. Air Force for over 35 years, most recently as Commander of the U.S. Air Force Materiel Command from 2000 to 2003. Mr. Lyles is also a director of General Dynamics Corporation, KBR, Inc. and DPL Inc. Mr. Lyles was a director of MTC Technologies, Inc. within the past five years. Mr. Lyles’ technological and executive expertise from the U.S. Air Force and his service on the audit committees of other publicly-traded companies make him well qualified to serve as a member of the Board.

Vernon E. Oechsle—67	1996	2012
Retired; until May 2001, Chairman and Chief Executive Officer of Quanex Corporation, a manufacturer of steel bars, aluminum shapes and steel tubes and pipes. Prior to joining Quanex, Mr. Oechsle was an Executive Vice President with AlliedSignal, Inc., and his many years of CEO and other executive leadership experience in the U.S. manufacturing sector make Mr. Oechsle well qualified to serve as a member of the Board.

Name, Age, Principal Occupation, Other Directorships, Qualifications, Skills and Expertise	Director Since	Term Expires

Directors Whose Terms Continue

Rick Schmidt—60	2007	2012
Retired; from August 2005 until October 2009, Executive Vice President and Chief Financial Officer of Spirit AeroSystems Holdings, Inc., a designer and manufacturer of aerostructures; from October 2000 until August 2005, Executive Vice President and Chief Financial Officer of Goodrich Corporation, a supplier of products and services to the commercial and general aviation airplane markets and the global defense and space markets. Mr. Schmidt is well qualified to serve as a member of the Board and Chair of the Company’s Audit Committee based on his extensive experience supervising the finance and accounting functions for publicly-traded companies in the aerospace industry.

Board of Directors and Committee Meetings and Board Leadership Structure

Under Oregon law, PCC is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During fiscal 2010, the Board held four regular meetings and two special meetings. PCC encourages but does not require members of the Board to attend the Annual Meeting. Last year, all directors except for Mr. Bridenbaugh attended the Annual Meeting.

The Board has three standing committees. The table below shows the number of committee meetings conducted in fiscal 2010 and the directors who currently serve on these committees. The functions of the committees are described in subsequent sections.

Board Committees
Director	Audit	Compensation	Nominating & Corporate Governance
Mr. Bridenbaugh			X
Mr. Donegan
Mr. Graber		X	X (Chair)
Mr. Lyles	X
Mr. Murphy			X
Mr. Oechsle	X	X
Mr. Rothmeier		X (Chair)
Mr. Schmidt	X (Chair)
Mr. Wambold			X
2010 Meetings	8	5	3

During fiscal 2010, each director attended at least 75% of the aggregate of the total number of meetings of the Board during the period for which he was a director and the total number of meetings held by all committees on which and during the period that he served, except for Mr. Lyles (who attended 71% of the applicable meetings).

The Board has determined that the appropriate leadership structure for the Board at this time is for Mr. Donegan, the Chief Executive Officer of the Company, to serve as Chairman of the Board. The Board also designates on a rotating basis in advance of each meeting a lead non-management director to preside over the regular executive sessions of the non-management directors. The lead non-management director develops the agenda of matters for the non-management directors to consider and follows up on any actions that result from the executive session. The non-management directors believe that Mr. Donegan’s in-depth knowledge of each of the Company’s businesses and the competitive challenges each business faces makes him the best-qualified director to serve as Chairman.

Director Compensation

Non-employee directors received the following fees for fiscal 2010 to the extent applicable to the individual director: (i) an annual cash retainer of $72,000 for board service; (ii) an annual cash retainer of $15,000 for service on the audit committee and an annual cash retainer of $10,000 for service on a committee other than the audit committee; and (iii) a $15,000 annual fee for service as chair of the audit committee and a $10,000 annual fee for service as chair of a committee other than the audit committee. The cash fees are payable in quarterly increments in arrears subject to deferral elections. In addition, each non-employee director who was a director immediately following the Company’s 2009 Annual Meeting received a deferred stock unit award with a value of $125,000. These awards vest ratably over three years and are payable in shares of Company common stock on cessation of Board service.

The Board believes that in order to better align the interests of individual Board members with those of the Company’s shareholders it is important for Board members to own Company common stock. Accordingly, all Board members are required to own stock, deferred stock units or other equivalents equal to three times their annual retainer within four years of joining the Board. All directors have met their stock ownership guidelines in accordance with the implementation schedule.

The Company maintains an unfunded Non-Employee Director Deferred Compensation Plan (the “NDDC”). The NDDC allows participants to elect to defer directors’ fees and credit the amounts to an account under the NDDC. There is not a minimum or maximum deferral limit. Investment results are determined by performance options selected by the participant, which in fiscal 2010 included a prime rate plus 2% option (until May 20, 2009), a phantom stock fund, and certain other mutual funds and pooled investment vehicles specified in the NDDC. Participants may select performance options and change an existing selection on any business day, except for selections made with respect to the phantom stock fund. One time each calendar year, a participant who is currently serving on the Board may change his performance option selection for previously deferred compensation to select the phantom stock fund performance option. NDDC benefits are ordinarily paid pursuant to the time of payment election made by the participant prior to earning the compensation or at termination of Board service. The form of payment is either a cash lump sum, installments from 2 to 20 years, or in shares of Company common stock (only with respect to the phantom stock fund performance option).

The following table shows compensation earned by the non-employee directors of the Company in fiscal 2010.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Peter R. Bridenbaugh	$82,000	$125,000	$207,000
Don R. Graber	102,000	125,000	227,000
Lester L. Lyles	87,000	125,000	212,000
Daniel J. Murphy	82,000	125,000	207,000
Vernon E. Oechsle	97,000	125,000	222,000
Steven G. Rothmeier	92,000	125,000	217,000
Rick Schmidt	102,000	125,000	227,000
Richard L. Wambold	41,000	—	41,000

(1)

Represents the grant date fair value of deferred stock units granted in fiscal 2010 computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value is based on the closing market price of the Company’s common stock on the grant date. Immediately following the 2009 Annual Meeting on August 11, 2009, each non-employee director was awarded 1,507 deferred stock units with an aggregate grant date fair value of $125,000. As of March 28, 2010, non-employee directors held the following numbers of unvested deferred stock units: each of Messrs. Bridenbaugh, Graber, Oechsle and Rothmeier, 2,466 unvested deferred stock units; each of Messrs. Murphy and Schmidt, 2,461 unvested deferred stock units; and Mr. Lyles, 2,196 unvested deferred stock units. Mr. Wambold will be eligible to receive a deferred stock unit award for the first time immediately following the Company’s 2010 Annual Meeting. The Company formerly awarded stock options as an element of nonemployee director compensation; this was discontinued in 2004. As of March 28, 2010, non-employee directors held outstanding options for the following numbers of shares of common stock: Mr. Graber, 10,000 shares; Mr. Oechsle, 10,000 shares; Mr. Rothmeier, 14,000 shares; and each of Messrs. Bridenbaugh, Lyles, Murphy, Schmidt and Wambold, no shares.

Corporate Governance

PCC maintains a corporate governance page on its website that includes key information about its corporate governance initiatives, including PCC’s Corporate Governance Guidelines, its Code of Conduct and the charters for the Audit, Nominating & Corporate Governance and Compensation Committees of the Board of Directors. The corporate governance page can be found at www.precast.com, by clicking on “PCC Corporate Center” and then “Corporate Governance.”

PCC’s policies and practices reflect corporate governance initiatives that are compliant with SEC rules, the listing requirements of the New York Stock Exchange (NYSE) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted corporate governance policies;

•	A majority of the Board members are independent of PCC and its management;

•	All members of the Board committees are independent;

•	The non-management members of the Board of Directors meet regularly without the presence of management;

•	PCC has a code of conduct and a financial code of professional conduct that also apply to all of its officers; and

•

PCC’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters that are incorporated into a web-based and telephonic reporting program available to all employees.

Director Independence

No member of the Board is considered independent unless the Board of Directors affirmatively determines that the member has no material relationship with PCC or any of its subsidiaries (either directly or as a partner, shareholder or officer of an entity that has a relationship with PCC or any of its subsidiaries). The Board has reviewed the relationships between each of the directors and PCC and its subsidiaries and has determined that Messrs. Bridenbaugh, Graber, Lyles, Murphy, Oechsle, Rothmeier, Schmidt, Wambold and Wicks are independent under the NYSE corporate governance listing standards and have no material relationships with PCC or its subsidiaries (other than being a director or shareholder of PCC). Mr. Donegan is not an independent director because he is an executive officer of PCC.

Shareholder Communications

Shareholders and other interested parties may communicate with the non-management directors by written inquiries sent to Precision Castparts Corp., Attention: Non-Management Directors, 4650 SW Macadam Avenue, Ste. 400, Portland, Oregon 97239-4262. PCC’s General Counsel will review these inquiries or communications. Communications other than advertising or promotions of a product or service will be forwarded to the presiding non-management Board member. Shareholders and other interested parties may send communications to the Board of Directors or to specified individual directors using the same procedures.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee of the Board operates pursuant to a charter and is responsible for, among other things, recommending the size of the Board within the boundaries imposed by the Company’s bylaws, recommending selection criteria for nominees for election or appointment to the Board, conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others, recommending to the Board for its consideration one or more nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the Annual Meeting, and reviewing and making recommendations to the Board with respect to corporate governance.

When assessing a director candidate’s qualifications, the Nominating & Corporate Governance Committee will consider, among other factors and irrespective of whether the candidate was identified by the Nominating & Corporate Governance Committee or recommended by a shareholder, an analysis of the candidate’s qualification as independent as well as the candidate’s integrity and moral responsibility, experience at the policy-making level, ability to work constructively with the Chief Executive Officer and other members of the Board, capacity to evaluate strategy, availability of and willingness to devote time to the Company, and awareness of the social, political and economic environment. The Committee also considers a candidate’s qualifications in light of the expertise and background of the existing directors with the goal of achieving a Board with diverse skills and professional or personal backgrounds. From time to time the Nominating & Corporate Governance Committee uses a third-party executive search firm to identify candidates, review potentially eligible candidates and conduct background and reference checks and interviews with the candidates and others. Mr. Wambold was recommended as a director candidate by a third-party executive search firm, and Mr. Wicks was recommended as a director candidate by a non-management director of the Company.

The Nominating & Corporate Governance Committee will consider qualified candidates for director properly submitted by a shareholder of the Company. Shareholders who wish to submit names to the Nominating & Corporate Governance Committee for consideration at the 2011 Annual Meeting of Shareholders should do so in writing between April 12, 2011 and May 12, 2011, addressed to the Nominating & Corporate Governance Committee, Precision Castparts Corp., 4650 SW Macadam Avenue, Ste. 400, Portland, Oregon 97239-4262, setting forth (a) as to each nominee whom the shareholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the number of shares of common stock of the Company beneficially owned by the nominee and (iv) any other information concerning the nominee that would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee, or that the shareholder is required to provide to the Company pursuant to the Company’s bylaws; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder, (ii) the number of shares of common stock of the Company beneficially owned by the shareholder and (iii) any other information that the shareholder is required to provide to the Company pursuant to the Company’s bylaws.

Compensation Committee

The Compensation Committee of the Board operates pursuant to a charter and is responsible for, among other things, determining the compensation to be paid to the Chief Executive Officer and to each of the other executive officers of the Company and developing the Company’s executive compensation policies and program. The Committee may not delegate this authority. The Compensation Committee Report appears on page 16. Additional information on the Committee’s consideration and determination of executive officer compensation is provided in the Compensation Discussion and Analysis beginning on page 10.

Audit Committee

The Audit Committee of the Board operates pursuant to a charter and is responsible for, among other things, the appointment of the independent registered public accounting firm for the Company, reviewing with the independent registered public accounting firm the plan and scope of the audit and approving audit fees, monitoring the adequacy of reporting and internal controls, and meeting periodically with the internal auditor and independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

Consistent with the rules of the NYSE, all members of the Audit Committee are independent and financially literate. The Board of Directors has determined that Messrs. Oechsle and Schmidt are audit committee financial experts as defined by the Securities and Exchange Commission.

Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Board has oversight responsibility of the processes established to monitor and report material risks. The full Board or a committee of the Board receives reports from the member of management with direct authority over the relevant matter. When a committee of the Board receives these reports, the committee chair reports to the full Board on the substance of the matter and the committee’s analysis of management’s report. The Audit Committee regularly reviews treasury risks, financial and accounting matters, legal and compliance risks, information technology risks, and other risk management functions. The Nominating & Corporate Governance Committee annually reviews enterprise-wide risk management. The Compensation Committee annually considers risks arising from the Company’s employee compensation policies and practices and has concluded that any risks from such policies and practices are not reasonably likely to have a material adverse effect on the Company.

Report of the Audit Committee

The Audit Committee reports as follows:

•

The Audit Committee reviewed the Company’s audited financial statements and discussed them with management. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also reviewed and discussed the audited consolidated financial information with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm for fiscal 2010, including a discussion of the quality, and not just the acceptability, of the accounting principles and the reasonableness of significant judgments. The Audit Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations and the overall quality of the Company’s financial reporting.

•	The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by SAS No. 114 (Communication with Audit Committees), as amended or superseded.

•

The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications concerning independence. The Audit Committee discussed with the independent registered public accounting firm the firm’s independence from the Company and its management.

•

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 28, 2010.

The Audit Committee also has appointed Deloitte & Touche LLP to be the Company’s independent registered public accounting firm for fiscal 2011, subject to shareholder ratification.

Rick Schmidt, Chairman

Vernon E. Oechsle

Lester L. Lyles

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table, which was prepared on the basis of information furnished by the persons described, shows ownership of the Company’s common stock as of May 1, 2010 by the Chief Executive Officer, by the Chief Financial Officer, by each of the other three most highly compensated executive officers, by each director and director nominee, and by the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director and executive officer is less than 1% of the outstanding shares.

Name	Number of Shares Beneficially Owned (excluding shares subject to options)(1)(2)		Options Exercisable Within 60 Days	Total(3)
Peter R. Bridenbaugh	14,983		—	14,983
Kenneth D. Buck	26,806		59,750	86,556
Mark Donegan	226,258		397,500	623,758
Don R. Graber	18,729	(4)	10,000	28,729
Steven G. Hackett	21,331		25,000	46,331
Shawn R. Hagel	15,627		43,750	59,377
Lester L. Lyles	345		—	345
Daniel J. Murphy	2,218		—	2,218
Vernon E. Oechsle	14,891		10,000	24,891
Steven G. Rothmeier	24,691		14,000	38,691
Rick Schmidt	871		—	871
Kevin M. Stein	1,817		2,500	4,317
Richard L. Wambold	1,000		—	1,000
Timothy A. Wicks	—		—	—
All directors and executive officers as a group (24 persons)	536,605	(5)	994,605	1,531,210

(1)	Includes the following number of vested deferred stock units: each of Messrs. Bridenbaugh, Graber, Oechsle and Rothmeier, 4,691; each of Messrs. Murphy and Schmidt, 871; and Mr. Lyles, 345.
(2)	Includes the following number of phantom stock units under the Non-Employee Director Deferred Compensation Plan: Mr. Bridenbaugh, 8,791; Mr. Graber, 7,028; and Mr. Murphy, 1,346.
(3)	In addition, as of May 1, 2010 the individuals listed above held phantom stock units under the Company’s Executive Deferred Compensation Plan as follows: Mr. Buck, 269; Mr. Hackett, 11,230; and Ms. Hagel, 10,130.
(4)	Includes 1,000 shares owned by Mr. Graber’s spouse.
(5)	Includes 41,574 shares that are pledged as security for borrowings in an executive officer’s margin account.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis presents information about the compensation of the Company’s executive officers, including the executives listed in the Summary Compensation Table on page 17 (the “NEOs”). Pursuant to authority delegated by the Board of Directors, the Compensation Committee (the “Committee”) determines the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. The Committee also is responsible for developing the Company’s executive compensation policies and program.

The Committee directly retains the services of a consulting firm. The Committee had retained Hewitt Associates (“Hewitt”) in this capacity since 2003. In fiscal 2010, Hewitt provided the report that is described in the “Base Salaries” section of this Compensation Discussion and Analysis. Hewitt did not make any recommendations to the Committee in fiscal 2010 regarding the form or amount of executive compensation. When the individual consultant providing services to the Committee left Hewitt and joined Exequity, LLP, the Committee retained Exequity to replace Hewitt as the on-going consultant. Exequity did not make any recommendations to the Committee in fiscal 2010 regarding the form or amount of executive compensation.

The Chief Executive Officer makes recommendations to the Committee regarding the compensation of all executive officers other than himself and attended a portion of each Committee meeting in fiscal 2010.

Objectives and Elements of Executive Compensation Program

The Company’s executive compensation program is designed to:

•	Provide incentives for the Company’s executive officers to achieve high levels of job performance and enhance shareholder value (the “Performance Objective”); and

•	Attract and retain key executives who are important to the long-term success of the Company (the “Retention Objective”).

In order to achieve these objectives, the Committee has selected the following elements to be included in the Company’s compensation program for executive officers:

•	Base salary

•	Annual performance-based cash bonuses

•	Stock options

•	Retirement plans, deferred compensation and perquisites

•	Change in control severance benefits

The Company’s compensation program for executive officers implements the Performance Objective by rewarding executive officers for the achievement of the Company’s annual performance targets and the realization of long-term increases in the price of the Company’s stock.

The Company’s executive compensation program implements the Retention Objective by offering base pay, incentives and benefits that are competitive with that provided to executive officers of companies with which the Company competes for executive talent.

Please see the sections below for more information about the Company’s implementation of the Performance and Retention Objectives.

Base Salaries, Annual Performance-Based Cash Bonuses and Stock Options

Base Salaries. The Committee sets for each of the Company’s executive officers a base salary that is normally between the 50th and 75th percentiles of the base salaries established for similarly situated executive officers of general industry companies of approximately the Company’s revenue size. The Committee establishes base salaries for executive officers each February that are effective as of January 1 of that year.

The Committee identifies a 50th to 75th percentile base salary range for each executive officer based upon an annual report provided by a consultant retained by the Committee, with prior year salary data trended forward at a 2.5% rate in fiscal 2010. The most recent report was provided by Hewitt and interpreted survey data from 120 general industry companies in Hewitt’s database with annual revenues between $4 billion and $12 billion. The companies in this annual survey are referred to in this Compensation Discussion and Analysis as the “Survey Companies” and are listed in Exhibit A to this Proxy Statement. The Company’s fiscal 2010 revenue was approximately $5.5 billion. For each Company executive officer who is an operating unit President at the time base salaries are established, including Messrs. Buck and Stein, the market survey data was regressed based on projected sales to adjust for the size of the applicable Company operating unit. For Mr. Hackett the market survey data was regressed based on an operating unit President for a business with approximately $3 billion in annual revenue, which is the benchmark job within the survey database that the Committee believes approximated Mr. Hackett’s responsibilities. The Committee set the calendar 2010 base salary for the Chief Executive Officer following the Committee’s review of Mr. Donegan’s performance and the compensation information from the Survey Companies. In view of the Company’s recent performance and the effectiveness of Mr. Donegan’s continuing leadership, the Committee established a base salary for Mr. Donegan for calendar 2010 that represented a 5% increase above his prior base salary and was above the 75th percentile of the Survey Companies. For Ms. Hagel and Mr. Stein, the Committee established, based on Mr. Donegan’s recommendation, base salaries for calendar 2010 that were between the 50th and 75th percentiles of the Survey Companies. For Messrs. Buck and Hackett, the Committee established, based on Mr. Donegan’s recommendation, base salaries for calendar 2010 that were approximately at the 75th percentile of the Survey Companies. Ms. Hagel and Mr. Stein assumed their current jobs within the past two years, and their base salaries were positioned at lower percentile levels for their positions than those for Messrs. Buck and Hackett because Messrs. Buck and Hackett have greater experience in their current or similar roles.

Performance-Based Cash Bonuses. The Company utilizes annual performance-based cash bonuses to motivate and reward executive officers for the achievement of Company or operating unit annual performance targets. The performance criteria applicable to each NEO differ based on the portion of the Company’s operations for which the NEO is responsible. Target bonus levels as a percentage of base salary are pre-determined based on NEOs’ positions with the Company, and most of these position-based target bonus percentages have not been changed in several years. No bonus is payable under any of the Company’s bonus plans if the performance result is less than 80% of targeted performance, and bonus results are not subject to a maximum level of performance. All performance criteria under the Company’s bonus plans are adjusted to eliminate the effects of unplanned acquisitions, accounting changes, the difference between planned and actual currency exchange rates, and restructuring and asset impairment charges (referred to below as the “Standard Adjustments”). Additional information regarding the 2010 bonus plans applicable to the NEOs is presented below.

The Company’s bonus programs also allow the Chief Executive Officer to recommend, and the Committee to award, additional discretionary bonuses to employees, including executive officers, based on outstanding individual performance or other circumstances deemed appropriate by the Committee. Discretionary bonuses, if any, are awarded at the May Committee meeting following the end of the applicable fiscal year. For fiscal 2010 NEOs were awarded the following discretionary bonuses for outstanding individual performance: Mr. Donegan, $225,000; Ms. Hagel, $75,000; Mr. Buck, $10,000; Mr. Stein, $20,000; and Mr. Hackett, $25,000.

Mark Donegan, Shawn Hagel and Steve Hackett. The performance criteria from the Corporate bonus plan are applicable to Mr. Donegan, Ms. Hagel and Mr. Hackett, who in fiscal 2010 were the Company’s Chief Executive Officer, Chief Financial Officer, and Executive Vice President, respectively. The target bonus payouts for fiscal 2010 as a percentage of fiscal year-end salary were 100% for Mr. Donegan, 90% for Ms. Hagel and 90% for Mr. Hackett.

The threshold bonus payout for each of Mr. Donegan, Ms. Hagel and Mr. Hackett, which is payable upon achievement of 80% of targeted Corporate performance, was 30% of the target bonus payout. The bonuses were based on achievement with respect to two performance criteria for the Company as set forth in the table below.

Performance Criteria	Weighting (% of target bonus subject to each criteria)	Performance for 30% Threshold Bonus Payout	Performance for 100% Target Bonus Payout	Performance for Below- or Above-Target Payout Levels
Adjusted Earnings per Share*	75%	$5.71*	$7.14*	95% of targeted performance results in 90% bonus payout and 105% of targeted performance results in 110% bonus payout; each additional percentage point below 95% or over 105% of target results in a 4 percentage point decrease or increase in bonus payout
Return on Net Assets**	25%	39.2%	49.0%

*	Net income per share (diluted) after application of the Standard Adjustments.
**	Return on Net Assets equals (i) net income as adjusted to eliminate LIFO expense/benefit, amortization of intangibles, interest expense and minority interest, and to apply the Standard Adjustments, divided by (ii) the average of net assets employed at the beginning and end of the fiscal year, with net assets as of any date being equal to total assets less cash and marketable securities, LIFO reserve, goodwill, intangibles and non-interest-bearing liabilities, as adjusted by the Standard Adjustments and excluding changes in pension assets and liabilities that are reflected in other comprehensive income or loss.

In fiscal 2010 the Company achieved adjusted earnings per share of $6.24 and a return on net assets of 42.3%, in each case as calculated under the bonus plan including application of the Standard Adjustments. This performance resulted in Mr. Donegan, Ms. Hagel and Mr. Hackett receiving actual bonuses for fiscal 2010 equal to approximately 58% of their target bonuses.

Kenneth Buck. During fiscal 2010 Mr. Buck was responsible for the PCC Airfoils and Wyman-Gordon operating units, and his bonus for fiscal 2010 was split equally between the performances of those two businesses. Mr. Buck’s target bonus was stated to be 90% of salary paid during the year, but his combined effective target bonus was 101.25% of salary because performance at 100% of targeted performance would have resulted in a payout of 112.5% of his stated target bonus. The threshold bonus payout for Mr. Buck, which was payable upon achievement of 80% of targeted performance, was 73.3% of his combined effective target bonus. Mr. Buck’s bonus was based on achievement with respect to two performance criteria as set forth in the table below, which for illustrative purposes provides an aggregate description of the performance levels under the PCC Airfoils bonus plan and the Wyman-Gordon bonus plan.

Performance Criteria	Weighting (% of target bonus subject to each criteria)	Threshold Performance	Targeted Performance	Above or Below Targeted Performance
Adjusted Operating Income*	55%	$526 million	$658 million	For each incremental percentage point above or below targeted performance, 2 percentage point increase or decrease in bonus payout under Wyman-Gordon bonus plan and 1 percentage point increase or decrease in bonus payout under PCC Airfoils bonus plan
Operating Working Capital Percentage**	45%	19.1%	16.0%

*	Adjusted operating income is weighted 60% under the PCC Airfoils bonus plan and 50% under the Wyman-Gordon bonus plan and under each of these bonus plans equals operating income after application of the Standard Adjustments.
**	Operating working capital percentage is weighted 40% under the PCC Airfoils bonus plan and 50% under the Wyman-Gordon bonus plan and under each of these bonus plans equals (A) accounts receivable plus FIFO inventories less accounts payable and customer deposits as of each quarter-end, divided by (B) annualized sales for the quarter, with the fiscal year result being the average of the percentages for the four quarters.

In fiscal 2010 the aggregate adjusted operating income for the PCC Airfoils and Wyman-Gordon operating units was $685 million and the aggregate operating working capital percentage for the two operating units was 16%, in each case as calculated under the applicable bonus plans.

This performance resulted in Mr. Buck earning an actual bonus for fiscal 2010 equal to 100.3% of his combined effective target bonus prior to application of the HCP Program as discussed below.

Mr. Buck was also subject to the Company’s Incentive Compensation Program (the “HCP Program”) for Human Capital Planning Performance (“HCP”). The purpose of the HCP Program is to reward the development, addition, retention and sharing of high potential employees among the Company’s manufacturing plants. The HCP Program functioned in fiscal 2010 by adding up to 10 percentage points to or subtracting up to 10 percentage points from the bonus award otherwise payable to a participant under the applicable Company executive incentive plans. Based on the HCP performance of the PCC Airfoils and Wyman-Gordon operating units in fiscal 2010, the percentage of combined effective target bonus earned by Mr. Buck was increased by approximately five percentage points.

In total, the performance of the PCC Airfoils and Wyman-Gordon operating units in fiscal 2010 under the measures described above resulted in Mr. Buck receiving an actual bonus for fiscal 2010 equal to approximately 105% of his combined effective target bonus.

Kevin Stein. Mr. Stein is responsible for the Fastener Products segment. The target bonus payout for fiscal 2010 for Mr. Stein was 90% of base salary, and the threshold bonus payout (payable at 80% of targeted performance) was 60% of his target bonus payout. His bonus was based on achievement with respect to three performance criteria for the Fastener Products segment as set forth in the table below.

Performance Criteria	Weighting (% of target bonus subject to each criteria)	Performance for 60% Threshold Bonus Payout	Performance for 100% Target Bonus Payout	Performance for Below- or Above-Target Payout Levels
Adjusted Operating Income*	50%	$419.4 million	$524.2 million	2 percentage point decrease or increase in bonus payout for each incremental percentage point below or above targeted performance
Return on Net Assets**	20%	77.3%	96.6%
Operating Working Capital Percentage***	30%	21.3%	17.7%

*	Adjusted operating income equals operating income before bonus expense and LIFO expense/benefit, and after application of the Standard Adjustments.
**	Return on net assets equals adjusted operating income (as defined above) divided by the average of net assets employed as of each quarter-end, with net assets equaling total assets less cash, LIFO reserve, goodwill and non-interest bearing liabilities, as adjusted by the Standard Adjustments.

***	Operating working capital percentage equals (i) accounts receivable plus FIFO inventories less accounts payable and customer deposits as of each quarter-end, divided by (ii) annualized sales for the quarter, with the fiscal year result being the average of the percentages for the four quarters.

In fiscal 2010 the Fastener Products segment achieved adjusted operating income of $448.9 million, a return on net assets of 85.2% and an operating working capital percentage of 21.5%, in each case as calculated under the bonus plan including application of the Standard Adjustments. In addition, the Chief Executive Officer recommended, and the Committee approved, an adjustment to reduce the impact of an unanticipated increase in accounts receivable included in the calculation of operating working capital percentage for all employees in the Fastener Products segment, resulting in an adjusted operating working capital percentage of 20.9% and a payout under this criterion that was slightly above threshold. The overall performance of the Fastener Products segment, as adjusted, resulted in Mr. Stein earning an actual bonus for fiscal 2010 equal to 70.1% of his target bonus prior to application of the HCP Program as discussed below.

Mr. Stein was also subject to the HCP Program as described above. Based on the HCP performance of the Fastener Products segment in fiscal 2010, the percentage of target bonus earned by Mr. Stein was increased by 1.3 percentage points.

In total, the performance of the Fastener Products segment in fiscal 2010 under the measures described above resulted in Mr. Stein receiving an actual bonus for fiscal 2010 equal to 71.4% of his target bonus. Mr. Stein also received $300,000 as a signing bonus in fiscal 2010 in connection with his hiring in fiscal 2009.

Stock Options. The Committee has selected stock options as the Company’s only form of long-term incentive compensation for two reasons: stock options strongly and directly align the interests of the Company’s executive officers with those of the Company’s shareholders because options only have realizable value if the price of the Company’s stock increases after the options are granted, and the Committee believes that options are the best mechanism for optimizing executive officers’ long-term performance incentives given the cyclical nature of the Company’s industry. All stock option grants vest in equal annual installments over a four-year period contingent upon the executive officer’s continued employment with the Company, with vesting subject to acceleration in limited circumstances as discussed under the Potential Payments upon Termination or Change in Control section beginning on page 24. The exercise price of all stock options granted to executive officers is the closing market price of the Company’s common stock on the date of grant.

Option awards for executive officers other than new hires or in connection with significant promotions are made only once per year and always on the day of the November meeting of the Board of Directors. The Chief Executive Officer recommended to the Committee the size of the stock option award to be granted to each executive officer other than himself in November 2009. As a reference in making his recommendations, he considered a comparison of each executive officer’s target cash compensation (base salary in effect at the time and resulting target performance-based cash bonus) to the total compensation (base salary, target cash bonus and Black-Scholes value of long-term incentive awards) reported by Hewitt as the 50th and 75th percentiles for similarly situated executive officers at the Survey Companies. This comparison established the Black-Scholes value of the stock option award that would need to be granted to each executive officer in order for his or her combined base salary, target bonus and option grant value to be in the 50th to 75th percentile range. In other words, stock option awards were the compensation element generally used, after taking into account the previously established base salary and target cash bonus, to adjust and locate an executive officer’s total compensation at the level (relative to the compensation information from the Survey Companies) the Chief Executive Officer and the Committee deemed appropriate based on a determination of whether the officer was meeting the performance expectations for that officer. This analysis and the Committee’s actions were based on an assumed Black-Scholes value of approximately $33.07 per share (the “Assumed Value”), which was based on the price of the Company’s common stock at the time of the report provided by Hewitt in advance of the November Board meeting. The actual Black-Scholes values of the options granted in fiscal 2010 are listed in footnote 3 to the Grants of Plan-Based Awards Table on page 19. Based on the Assumed Value, the options granted to Messrs. Donegan and Hackett and Ms. Hagel positioned their total compensation somewhat above the 75th percentile of the comparable total compensation for similarly situated executive officers at the Survey Companies. Also based on the Assumed Value, the options granted to Messrs. Buck and Stein positioned their total compensation approximately 40% above the total compensation amounts that correspond to the 75th percentile for their positions. Messrs. Buck and Stein have direct responsibility for the operating performance of various Company operating units, and their total compensation was located at these higher levels to reflect the performance of those operating units and the important role of the Company’s operating units in driving the Company’s future success.

Mr. Buck received an additional stock option award for 30,000 shares in February 2010 in connection with his promotion, effective fiscal 2011, to President of the Company’s Forged Products segment.

Retirement Plans, Deferred Compensation and Perquisites

Consistent with the Retention Objective, the Company’s standard benefit package for executive officers includes ERISA-qualified retirement benefits, nonqualified supplemental retirement benefits, compensation deferral opportunities and perquisites that the Committee believes are reasonable and competitive with benefits provided to executive officers of companies with which the Company competes for executive talent.

The Company sponsors various retirement pension plans covering a majority of Company employees, including all of the Company’s executive officers. Supplemental retirement benefits are provided to each executive officer of the Company under supplemental executive retirement plans. For details regarding the determination and payment of benefits under the applicable retirement pension plans and supplemental executive retirement plans and the present value of accumulated benefits for each NEO, please see the Pension Benefits section beginning on page 21.

The Company maintains tax qualified retirement savings plans (each a “401(k) Plan”) under which all U.S.-based employees, including the NEOs, are able to make pre-tax contributions from their cash compensation, subject to limitations imposed by the Internal Revenue Code. The Company makes specified matching or other contributions for a substantial majority of participants each year. The size of these Company contributions varies depending on the applicable 401(k) Plan. Any Company contributions for the benefit of the NEOs are included under the “All Other Compensation” column in the Summary Compensation Table on page 17.

To further assist its executive officers in saving for retirement, the Company makes available the PCC Executive Deferred Compensation Plan to allow executive officers to voluntarily defer the receipt of salary and earned cash bonuses. In fiscal 2010 deferred amounts could be invested into a variety of notional accounts that mirror the gains or losses of several different investment funds similar to those available through the 401(k) Plans, as well as a Company phantom stock account. Please see the Nonqualified Deferred Compensation section on page 23 for details about the deferred compensation plan and accumulated balances for each NEO.

In fiscal 2010, the Company provided perquisites to the NEOs and selected other executive officers. Total perquisite costs for the NEOs for fiscal 2010 are included under the “All Other Compensation” column in the Summary Compensation Table on page 17.

Change in Control Severance Benefits

In furtherance of the Retention Objective, the Company provides change in control severance protection to its executive officers. The specific terms of the Company’s change in control severance agreements and the potential benefits payable upon specified terminations following a change in control are discussed in the Potential Payments upon Termination or Change in Control section beginning on page 24. These benefits are designed to provide executive officers with a strong incentive to remain with the Company if the Company engages in, or is threatened with, a change in control transaction, and to maintain an executive compensation program that is competitive with companies with which the Company competes for executive talent. The substantive terms of the Company’s change in control severance benefits were established in 2001 and have not been reevaluated since that year, although in December 2008 certain technical compliance-related changes were made to the change in control severance agreements.

Other Important Policies Regarding Executive Officer Compensation

The following components of the Company’s compensation program for executive officers are designed to further implement the Performance Objective:

Stock Ownership Guidelines; Holding Stock Acquired Upon Exercise of Options. The Company requires that all executive officers comply with specified stock ownership guidelines. Under these guidelines, executive officers are required to own a number of shares of the Company’s common stock (or units in the Company phantom stock account under the Executive Deferred Compensation Plan) ranging from 5,000 to 100,000 shares, with the number increasing in accordance with the executive officer’s responsibilities within the Company. Executive officers are given an implementation schedule to achieve the required ownership levels. All executive officers have met their stock ownership guidelines in accordance with the implementation schedule. In addition, the Company requires that all executive officers comply with guidelines for holding up to 50% of the net proceeds of any stock option exercise until such time as the executive officer has exceeded 125% of the stock ownership requirement for such officer.

No Employment Agreements. The Company’s executive officers do not have employment agreements and serve at the will of the Board of Directors and the Chief Executive Officer.

Clawback Policy. Each of the Company’s bonus programs provides that any employee who knowingly falsifies any financial or other certification, knowingly provides false information relied on by others in a financial or other certification, engages in other fraudulent activity, or knowingly fails to report any such conduct by others, will not earn a bonus for the applicable year and may also face legal action by the Company to recover any bonus improperly received.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the Company’s federal income tax deduction to $1 million per person for compensation paid to the Company’s Chief Executive Officer and certain other highly compensated executive officers in any year. Qualifying performance-based compensation is not subject to this limit on deductibility. The Committee considers the impact of Section 162(m) when developing and implementing the Company’s executive compensation program. To this end, for fiscal 2010 the annual performance-based cash bonuses and stock options described above were designed to meet the deductibility requirements. Accordingly, there should be no limit on the deductibility of compensation in 2010 other than the portion of Mr. Donegan’s base salary, discretionary bonus and perquisites that is in excess of $1 million.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended March 28, 2010 and the Company’s proxy statement for the 2010 Annual Meeting.

Steven G. Rothmeier, Chairman

Don R. Graber

Vernon E. Oechsle

Summary Compensation Table

The following table shows fiscal 2010 compensation earned by the Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated executive officers who were serving as executive officers of the Company on March 28, 2010 (the “NEOs”).

Fiscal 2009 and 2008 compensation is presented for executives who were NEOs in those years (Messrs. Donegan and Hackett). In accordance with SEC rules, fiscal 2008 compensation is not presented for Ms. Hagel or Messrs. Buck or Stein, and fiscal 2009 compensation is not presented for Mr. Stein, because they were not NEOs in those years.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark Donegan	2010	1,366,875	225,000	5,265,232	827,820	3,128,050	60,114	10,873,091
Chairman and Chief Executive Officer	2009 2008	1,275,000 1,175,000	500,000 —	3,924,750 5,681,985	1,189,350 1,833,750	63,830 2,109,443	41,264 53,177	6,994,194 10,853,355

Shawn R. Hagel	2010	510,000	75,000	1,864,225	284,040	734,082	21,872	3,489,219
Senior Vice President and Chief Financial Officer	2009	420,833	110,125	1,463,873	286,375	18,190	13,891	2,313,287

Kenneth D. Buck	2010	527,497	34,924	3,049,285	535,518	631,714	38,791	4,817,729
Executive Vice President and President–PCC Airfoils and Forged Products	2009	478,012	11,613	1,366,281	606,205	127,707	37,344	2,627,162

Kevin M. Stein	2010	436,250	325,499	1,864,225	296,523	11,127	189,857	3,123,481
Executive Vice President and President–Fastener Products

Steven G. Hackett	2010	510,000	25,000	1,118,535	276,150	1,117,533	28,468	3,075,686
Executive Vice President	2009 2008	490,750 459,000	118,626 87,480	1,171,098 2,388,975	542,673 570,370	157,371 771,874	19,959 17,985	2,500,477 4,295,684

(1)	Annual performance-based cash bonuses earned by the NEOs are reported in the Non-Equity Incentive Plan Compensation column, except that the following amounts for fiscal 2010 are reported in the Bonus column: (i) discretionary bonuses, (ii) a $300,000 signing bonus paid to Mr. Stein in fiscal 2010 in connection with his hiring in fiscal 2009, and (iii) the amounts paid to Messrs. Buck and Stein under the Company’s Incentive Compensation Program for Human Capital Planning Performance. See “Compensation Discussion and Analysis.”
(2)	Amounts for fiscal 2010 represent the grant date fair value of options granted in fiscal 2010 based on a value of $37.2845 per share, in the case of Ms. Hagel and Messrs. Buck, Stein and Hackett for options granted on November 11, 2009, a value of $39.502 per share in the case of options granted to Mr. Buck on February 10, 2010, and a value of $32.9077 per share in the case of options granted to Mr. Donegan on November 11, 2009, in each case calculated using the Black-Scholes option pricing model. In determining the grant date fair value, the expected term for Mr. Donegan’s options is 2.7 years and for other officers’ options is 4.2 years. Other assumptions made in determining these grant date fair values are disclosed under the caption “Stock-based compensation” in Note 1 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended March 28, 2010.
(3)	Represents changes in the actuarial present value of accumulated benefits under defined benefit pension plans.
(4)

For Mr. Donegan, amounts in fiscal 2010 include (a) the cost of Company-paid disability and term life insurance premiums, (b) $31,230 for the cost of Company-paid financial and tax return preparation services, (c) reimbursement of club dues, and (d) payment or reimbursement of automobile lease and operating expenses. Mr. Donegan also may make limited personal use of Company aircraft and he reimburses the full incremental cost to the Company of any such use. For Ms. Hagel, amounts in fiscal 2010 include (a) the cost of Company-paid disability and term life insurance premiums, (b) Company matching contributions under 401(k) plans, (c) the cost of Company-paid financial and tax return preparation services, and (d) payment or reimbursement of automobile lease and operating expenses. For Mr. Buck, amounts in fiscal 2010 include (a) the cost of Company-paid disability and term life insurance premiums, (b) Company matching contributions under 401(k) plans, (c) the cost of Company-paid financial and tax return preparation services, (d) reimbursement of club dues, and (e) payment or reimbursement of automobile lease and operating expenses. For Mr. Stein, amounts in fiscal 2010 include (a) the cost of Company-paid disability and term life insurance premiums, (b) Company matching contributions under 401(k) plans, (c) payment or reimbursement of automobile lease and operating expenses, and (d) relocation assistance in the amount of $150,714 related to his relocation to the Philadelphia, PA area, which is the location of the Fastener Products head office, and $16,802 for payment of income taxes related to the Company’s payment of a portion of this relocation assistance. For Mr. Hackett, amounts in fiscal 2010 include (a) the cost of Company-paid disability and term life insurance premiums, (b) Company matching contributions under 401(k) plans, (c) the cost of Company-paid financial and tax return preparation services, and (d) payment or reimbursement of automobile lease and operating expenses.

Grants of Plan-Based Awards in Fiscal 2010

The following table contains information concerning the fiscal 2010 bonus opportunities for the NEOs and the stock options granted to the NEOs in fiscal 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(3)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Mark Donegan
Non-equity incentive		$425,250	$1,417,500	—
Option	11/11/09				160,000	$101.41	$5,265,232

Shawn R. Hagel
Non-equity incentive		$145,800	$486,000	—
Option	11/11/09				50,000	$101.41	$1,864,225

Kenneth D. Buck
Non-equity incentive		$391,669	$534,094	—
Option	11/11/09				50,000	$101.41	$1,864,225
Option	02/10/10				30,000	$106.92	$1,185,060

Kevin M. Stein
Non-equity incentive		$253,800	$423,000	—
Option	11/11/09				50,000	$101.41	$1,864,225

Steven G. Hackett
Non-equity incentive		$141,750	$472,500	—
Option	11/11/09				30,000	$101.41	$1,118,535

(1)	Represents bonus awards for fiscal 2010 and estimated threshold and target bonus payouts. There is no maximum level of performance for awards under the Company’s bonus programs. The actual amount earned by each NEO for fiscal 2010 is set forth in the Summary Compensation Table. The target bonus payout for Mr. Buck reflects that under the bonus arrangement applicable to him in fiscal 2010, 100% of targeted performance would result in a bonus payout of 112.5% of stated target bonus and 80% of targeted performance would result in a bonus payout of 82.5% of stated target bonus. See “Compensation Discussion and Analysis” for a discussion of the terms of these awards.
(2)	Represents stock option grants made under the Company’s 2001 Stock Incentive Plan. The exercise price of all options is equal to the closing market price of the Company’s common stock on the grant date. The options vest 25% per year, beginning one year after the date of grant, based on continued employment. Vesting may also be accelerated in certain circumstances as described below under “Potential Payments upon Termination or Change in Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.
(3)	Represents the grant date fair value of options granted in fiscal 2010 based on a value of $37.2845 per share, in the case of Ms. Hagel and Messrs. Buck, Stein and Hackett for options granted on November 11, 2009, a value of $39.502 per share in the case of options granted to Mr. Buck on February 10, 2010, and a value of $32.9077 per share in the case of options granted to Mr. Donegan on November 11, 2009, in each case calculated using the Black-Scholes option pricing model. In determining the grant date fair value, the expected term for Mr. Donegan’s options is 2.7 years and for other officers’ options is 4.2 years. Other assumptions made in determining these grant date fair values are disclosed under the caption “Stock-based compensation” in Note 1 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended March 28, 2010.

Outstanding Equity Awards at March 28, 2010

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Mark Donegan	110,000	—		$47.84	11/15/2015
	150,000	50,000	(1)	$70.79	11/14/2016
	75,000	75,000	(2)	$140.74	11/14/2017
	62,500	187,500	(3)	$57.77	11/13/2018
	—	160,000	(4)	$101.41	11/11/2019
Shawn R. Hagel	15,000	5,000	(1)	$70.79	11/14/2016
	10,000	10,000	(2)	$140.74	11/14/2017
	18,750	56,250	(3)	$57.77	11/13/2018
	—	50,000	(4)	$101.41	11/11/2019
Kenneth D. Buck	12,500	—		$47.84	11/15/2015
	17,250	5,750	(1)	$70.79	11/14/2016
	12,500	12,500	(2)	$140.74	11/14/2017
	17,500	52,500	(3)	$57.77	11/13/2018
	—	50,000	(4)	$101.41	11/11/2019
	—	30,000	(5)	$106.92	02/10/2020
Kevin M. Stein	2,500	7,500	(6)	$60.49	01/12/2019
	—	50,000	(4)	$101.41	11/11/2019
Steven G. Hackett	—	10,000	(1)	$70.79	11/14/2016
	25,000	25,000	(2)	$140.74	11/14/2017
	—	45,000	(3)	$57.77	11/13/2018
	—	30,000	(4)	$101.41	11/11/2019

(1)	Vest 100% on November 14, 2010.
(2)	Vest 50% on November 14, 2010 and 50% on November 14, 2011.
(3)	Vest one-third on November 13, 2010, one-third on November 13, 2011 and one-third on November 13, 2012.
(4)	Vest 25% on November 11, 2010, 25% on November 11, 2011, 25% on November 11, 2012 and 25% on November 11, 2013.
(5)	Vest 25% on February 10, 2011, 25% on February 10, 2012, 25% on February 10, 2013 and 25% on February 10, 2014.
(6)	Vest one-third on January 12, 2011, one-third on January 12, 2012 and one-third on January 12, 2013.

Option Exercises in Fiscal 2010

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Mark Donegan	220,000	$12,619,804
Shawn R. Hagel	45,000	$2,374,657
Kenneth D. Buck	30,000	$1,570,831
Kevin M. Stein	—	$—
Steven G. Hackett	77,500	$3,105,443

Pension Benefits as of March 28, 2010

The Precision Castparts Corp. Retirement Plan (the “PCC RP”) is the Company’s qualified pension plan in which all of the NEOs participate. Mr. Donegan served as President of Wyman-Gordon Company for 20 months after the Company acquired it in 1999 and therefore has accrued a benefit under its qualified pension plan, the Wyman-Gordon Company Retirement Income Plan (the “WG RP”). All of the NEOs participate in the Company’s Supplemental Executive Retirement Program—Level One Plan—Ongoing (the “SERP”).

The following table provides information regarding accumulated benefits under the Company’s various pension plans as of March 28, 2010:

Name	Age	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)
Mark Donegan	53	SERP PCC RP WG RP	24.6667 23.0000 1.6667	$12,001,285 415,955 28,834
Shawn R. Hagel	44	SERP PCC RP	14.3333 14.3333	734,389 151,399
Kenneth D. Buck	50	SERP PCC RP	12.4167 12.4167	1,382,078 173,589
Kevin M. Stein	44	SERP PCC RP	1.25 1.25	0 12,889
Steven G. Hackett	52	SERP PCC RP	19.0833 15.2496	3,066,599 251,944

(1)	Reflects an additional three years and five months of service credit under the SERP for Mr. Hackett. This was granted to Mr. Hackett in February 2007 and gives him credit for a break in his employment with the Company in the mid-1990s, resulting in uninterrupted service credit under the SERP from his original hire date in March 1991. The present value of Mr. Hackett’s accumulated benefit under the SERP as of March 28, 2010 is higher by $645,433 than it would have been without this additional service credit.
(2)	The Present Value of Accumulated Benefit in the above table represents the actuarial present value as of March 28, 2010 of the NEO’s pension benefit calculated based on years of service and final average pay as of that date but assuming retirement at the earliest age at which benefits are unreduced (age 64 for Mr. Donegan under the WG RP and age 65 under all other plans). The actuarial present values were calculated using a discount rate of 6.25% and the RP2000 Combined Healthy Mortality Table, the same assumptions used in the pension benefit calculations reflected in the Company’s audited balance sheet for the year ended March 28, 2010.

Qualified Pension Plans

The Company and certain of its subsidiaries maintain tax-qualified defined benefit retirement plans (the “Pension Plans”) to provide an income replacement mechanism for retirees. The NEOs participate in the Pension Plans on the same terms as all other participating employees. In general, eligible employees in participating entities participate in the Pension Plans after completing one year of service, and benefits become 100% vested after five years of service. The PCC RP and the WG RP are typical pension plans that provide a monthly benefit following retirement based on years of service and final average pay. Final average pay for purposes of calculating benefits under the PCC RP and the WG RP generally consists of a participant’s highest average base salary for any 60 consecutive months of employment with the Company or any of its subsidiaries, with a limited amount of bonus also included under the WG RP. However, for fiscal 2010 the Internal Revenue Code limited the amount of annual pay considered for purposes of calculating benefits under the Pension Plans to $245,000.

Under the PCC RP, a normal retirement benefit is payable upon retirement at age 65 and is equal to the participant’s years of service (up to 35) multiplied by the sum of (a) 1.2% of the participant’s final average pay, plus (b) 0.6% of the excess of the participant’s final average pay over an amount referred to as Social Security covered compensation, which generally consists of the average of the Social Security maximum taxable wage bases for the 35 years ending with the participant’s Social Security normal retirement age. For years of service in excess of 35 years, the normal retirement benefit includes an additional 0.5% of final average pay for each such additional year. Under the WG RP, a normal retirement benefit is payable to Mr. Donegan upon retirement at age 64 and is equal to years of service applicable to that plan (up to 35) multiplied by the sum of (a) 1.1% of final average pay, plus (b) 0.4% of the excess of final average pay over Social Security covered compensation (as defined above).

Under the PCC RP, a participant who is age 55 or older with at least 10 years of service is eligible to elect an early retirement benefit, which is the normal retirement benefit after reduction for early commencement of benefits. Under the WG RP, early retirement is available for participants who are 55 or older with 5 years of service. Under both the PCC RP and the WG RP, for each year that a participant’s early retirement benefits start prior to the unreduced normal retirement age, the participant’s monthly retirement benefit is reduced by 6%.

The basic benefit form for normal and early retirement under the PCC RP and the WG RP is a monthly annuity for life. A participant may choose among different benefit forms that are the actuarial equivalent of the basic benefit form, but a lump sum is not available.

Supplemental Executive Retirement Programs

The Company maintains the SERP to provide for retirement benefits above amounts available under the Company’s Pension Plans. All of the NEOs, as well as certain other executive officers and key employees designated by the Compensation Committee, are eligible to participate in the SERP. Participants have no vested SERP benefit unless they remain employed until they qualify for an early retirement benefit under the SERP. Vested benefits are forfeited if the participant’s employment is terminated for certain misconduct or if the participant engages in competition with the Company during the three years following termination of employment.

To calculate normal retirement benefits under the SERP, a target monthly retirement benefit is determined for each participant based on final average pay and years of service, which is then reduced by (a) the participant’s estimated monthly Social Security benefit assuming commencement at age 65, (b) the participant’s monthly benefit under the PCC RP or the WG RP, as applicable, assuming commencement at age 65 and converted to a 50% joint and survivor annuity if the participant is married, and (c) the amount determined by assuming that the participant had received the maximum matching contribution available to him or her each year under the Company’s 401(k) plans and that such amounts earned interest at an annual rate of 8% to age 65, with the assumed balance at age 65 being converted to an actuarially equivalent monthly benefit in the form of a life annuity if the participant is unmarried or a 50% joint and survivor annuity if the participant is married. Final average pay for purposes of calculating SERP target benefits generally consists of the average of the salary and bonus paid to the participant in the highest three calendar years out of any five calendar years of employment.

The target SERP retirement benefit upon retirement at age 65 is equal to (a) the participant’s years of service (up to 20) multiplied by 3.0% of the participant’s final average pay, plus (b) the participant’s years of service in excess of 20 years multiplied by 0.5% of the participant’s final average pay. This formula results in a target benefit of 60% of final average pay after 20 years of service with further increases of 0.5% of final average pay for each additional year of service thereafter.

A participant whose age plus years of service totals at least 70 and who has at least 10 years of service is vested and eligible for early retirement benefits under the SERP. For each year that a participant terminates employment prior to age 65, the normal retirement benefit is reduced by 3% under the SERP. Messrs. Donegan and Hackett are currently eligible for early retirement benefits under the SERP. If they had retired on March 28, 2010, the present value of accumulated benefits for each of them under the SERP as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Donegan, $6,417,284; and Mr. Hackett, $1,847,413.

The normal or early retirement benefit under the SERP determined as described above is paid as a monthly annuity for life if the participant is not married, and is paid as a 50% joint and survivor annuity if the participant is married, providing a significant benefit enhancement for married participants. Subject to certain timing limitations, married participants may elect to receive an actuarially equivalent 100% joint and survivor annuity, and all participants may elect to receive an actuarially equivalent lump sum benefit.

Disability Benefits under Pension Plans and SERPs

Under the PCC RP, if the employment of a participant terminates as the result of disability, the participant will continue to be credited with years of service while disabled and will be deemed to have continued to receive base salary at the rate in effect on the date of disability. If the NEOs had terminated employment on March 28, 2010 as a result of disability and then elected to commence receiving benefits at age 65, the present value of accumulated benefits for each of them under the PCC RP calculated using the RP-2000 Disabled Retiree Mortality Table and otherwise as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Donegan, $0; Ms. Hagel, $77,980; Mr. Buck, $0; Mr. Stein, $65,512; and Mr. Hackett, $0.

Under the SERP, if the employment of a participant who has at least 10 years of service terminates as the result of disability, the participant will continue to be credited with years of service while disabled and will be deemed to have continued to receive compensation at the rate in effect on the date of disability. If the NEOs with at least 10 years of service had terminated employment on March 28, 2010 as a result of disability and then elected to commence receiving benefits at age 65, the present value of accumulated benefits for each of them under the SERP calculated using the RP-2000 Disabled Retiree Mortality Table and otherwise as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Donegan, $1,325,013; Ms. Hagel, $332,913; Mr. Buck, $598,430; and Mr. Hackett, $0.

Nonqualified Deferred Compensation in Fiscal 2010

Name	Executive Contributions in Fiscal 2010 ($)(1)	Aggregate Earnings in Fiscal 2010 ($)	Aggregate Balance at March 28, 2010 ($)(2)
Mark Donegan	$—	$—	$—
Shawn R. Hagel	147,825	585,913	1,254,346
Kenneth D. Buck	20,000	17,898	336,727
Kevin M. Stein	—	—	—
Steven G. Hackett	—	689,726	2,831,502

(1)	Amounts reported in the Executive Contributions column are also included in the Summary Compensation Table in the Salary column (for 2010), the Bonus column (for 2009) or the Non-Equity Incentive Plan Compensation column (for 2009).
(2)	Amounts reported in the Aggregate Balance column that have been reported as compensation in the Summary Compensation Table in this proxy statement or in prior year proxy statements are as follows: Ms. Hagel, $147,825; Mr. Buck, $38,308; and Mr. Hackett, $1,166,507.

All of the NEOs are eligible to participate in the Company’s Executive Deferred Compensation Plan (the “EDC”), which is an unfunded plan for SERP participants and other management or highly compensated employees who are designated for participation by the Chief Executive Officer. The EDC enables participants to defer receipt of compensation. The EDC allows participants to elect in advance of earning salary and bonuses to defer a whole number percentage of the participant’s salary or bonuses or both and have the deferred amount credited to an EDC account to which reference investment performance results are credited (or charged, if there are negative results). The maximum allowed deferral percentage is 100%, applicable to salary or bonuses or both.

Investment reference performance results are determined by performance options selected by the participant, which in fiscal 2010 included a Company phantom stock fund (annual return of 96.4% in fiscal 2010) and 19 mutual funds consistent with the investment choices available to participants in the Company’s 401(k) plans (with annual returns in fiscal 2010 ranging from 0.5% to 85.6%). Participants may select performance options and change an existing selection on any business day, except for selections made with respect to the Company phantom stock fund. Once each year, a participant who is a current employee or officer may select into (but not out of) the Company phantom stock fund as a performance option with respect to previously deferred compensation.

Benefits are generally paid pursuant to the time of payment election made by the participant prior to earning the compensation. The form of payment is specified in the participant’s deferral election and is either a cash lump sum, installments from 2 to 20 years, or in shares of Company common stock (only with respect to the Company phantom stock fund performance option). Participants may withdraw the portion of their accounts attributable to deferrals prior to January 1, 2005 and investment returns thereon at any time subject to forfeiture of 10% of the balance. These same pre-2005 balances will generally be distributed to participants in a lump sum if their employment is involuntarily terminated within 24 months of a change in control, while account balances attributable to deferrals after December 31, 2004 and investment returns thereon will generally be distributed to participants in a lump sum upon a change in control whether or not employment terminates, except that in each case distribution of amounts credited to the phantom stock fund prior to 2009 will not be accelerated due to a change in control.

Potential Payments Upon Termination or Change-in-Control

Benefits Potentially Payable Upon a Change in Control

The Company has agreed to provide specified benefits to the NEOs under certain circumstances in connection with a “change in control” of the Company. Most of the benefits are only payable if the NEO’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 24 months after the change in control. In the change of control severance agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 20% or more of the Company’s outstanding common stock,

•	the nomination (and subsequent election) in a 2 year period of a majority of the Company’s directors by persons other than the incumbent directors, and

•	shareholder approval of a sale of all or substantially all of the Company’s assets or an acquisition of the Company through a merger or consolidation.

In the change of control severance agreements, “cause” includes willful and continued failure to substantially perform duties after notice and willful conduct that is demonstrably and materially injurious to the Company. “Good reason” includes the assignment of duties inconsistent with the NEO’s position before the change in control, a reduction in compensation or benefits, or a relocation of the NEO’s principal place of employment by more than 50 miles.

The following table shows the estimated change in control severance benefits that would have been payable to the NEOs if a change in control had occurred on March 28, 2010 and each officer’s employment was terminated on that date either by the Company without “cause” or by the officer with “good reason.”

	Mark Donegan	Shawn R. Hagel	Kenneth D. Buck	Kevin M. Stein	Steven G. Hackett
Cash Severance Benefits(1)	$10,726,500	$2,970,000	$3,339,617	$2,660,562	$3,480,799
Insurance Continuation(2)	38,214	39,564	29,867	41,334	31,062
Acceleration of Stock Options(3)	18,621,475	5,100,963	5,400,048	1,595,475	4,174,850
Relocation Expenses(4)	100,000	100,000	100,000	100,000	100,000
Acceleration of SERP Vesting(5)	—	745,311	1,401,375	0	—
Lump Sum Payout of Additional Pension and SERP Benefits(6)	1,492,761	612,136	614,365	267,653	346,482
Tax Gross-Up(7)	—	—	—	1,151,781	—
Financial and tax return preparation services(8)	16,000	16,000	16,000	16,000	16,000
Total	$30,994,950	$9,583,974	$10,901,272	$5,832,805	$8,149,193

(1)	Cash Severance Benefits. A cash severance benefit is payable by the Company under the change of control severance agreements if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 24 months after a change in control. The cash severance payment for each NEO is equal to (a) three times the annual base salary plus (b) three times the greater of the average of the last three annual bonuses or the target bonus as in effect at the time of the change in control. These amounts are payable in a lump sum following termination and only if the executive officer has executed a release of claims, which also includes obligations on the officer regarding confidentiality of proprietary or trade secret information and non-disparagement.
(2)	Insurance Continuation. If cash severance benefits are triggered, the change of control severance agreement for each NEO also provides for continuation of life, accident and health insurance benefits paid by the Company for up to 36 months following termination of employment, but not to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 36 months of life, accident and health insurance benefit payments at the rates paid by the Company for each officer as of March 28, 2010.
(3)	Stock Option Acceleration. The stock option agreements covering options held by the NEOs provide that upon a change in control all outstanding unexercisable options immediately become exercisable in full, whether or not the NEO’s employment is terminated. The option agreements provide that options generally remain exercisable for 6 months following termination of employment. Information regarding outstanding unexercisable options held by each NEO is set forth in the Outstanding Equity Awards table above. Amounts in the table above represent the aggregate value as of March 28, 2010 of each NEO’s outstanding unexercisable options based on the positive spread (if any) between the exercise price of each option and a stock price of $123.82, which was the closing price of the Company’s common stock on the last trading day of fiscal 2010.
(4)	Relocation. If cash severance benefits are triggered, the change of control severance agreement for each NEO also provides for reimbursement of certain relocation expenses if the officer moves his or her residence in order to pursue other business opportunities within one year after the date of termination. Amounts in the table above represent the estimated cost of a typical relocation.
(5)	Acceleration of SERP Vesting. Under the terms of the SERP, on a change in control (as defined in the SERP), all SERP participants will be fully vested and the actuarial present value of their accrued age 65 normal retirement benefits will immediately be paid as a lump sum payment. Ms. Hagel and Messrs. Buck and Stein were not vested in the SERP as of March 28, 2010, and the amounts in the table above represent the lump sum payments they would have received under the terms of the SERP if a change in control had occurred on that date.
(6)

Lump Sum Payout of Additional Pension and SERP Benefits. If cash severance benefits are triggered, the change of control severance agreement for each NEO also provides for a lump sum payment equal to the actuarial present value of the additional age 65 normal retirement benefit the NEO would have received if the NEO had been credited with three additional years of service and compensation under the pension plan and SERP in which he or she participates. The amounts in the table represent the lump sum payments the NEOs would have received under this provision if a change in control and employment termination had occurred on March 28, 2010.

(7)	Tax Gross-up Payment. If any payments or benefits to an NEO in connection with a change in control are subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the Company is required under the change of control severance agreements to make a tax gross-up payment to the officer sufficient so that after paying ordinary income taxes and the excise tax on the tax gross-up payment, the balance of the payment will be equal to the excise tax on the other excess parachute payments. Amounts in the table above are estimates. Although each NEO is party to the same form of change of control severance agreement with the Company, Mr. Stein is the only NEO who, based on the estimated benefits in the above table, would have been subject to the 20% excise tax and therefore entitled to a tax gross-up payment.
(8)	Financial and tax return preparation services. The Company’s arrangements regarding Company-paid financial and tax return preparation services specify that after a change in control the Company will pay for financial and tax return preparation services for each NEO pertaining to the calendar year in which the change in control occurred. The amounts in the table above represent the approximate rate that the Company would have paid for such services in March 2010.

Other Benefits Triggered on Certain Employment Terminations

Stock options in the event of retirement

The stock option agreements covering options held by the NEOs provide that if an NEO’s employment terminates on or after the date the NEO reaches age 65, all outstanding unexercisable options will become exercisable in full and, instead of terminating in 6 months, all outstanding options will remain exercisable for either their full ten-year terms, in the case of stock option agreements issued prior to November 2009, or a five-year term (but not beyond each option’s original 10-year term), in the case of stock option agreements issued in or after November 2009. No NEO will turn 65 before all of his or her currently outstanding options expire.

The option agreements also provide that the post-termination exercise period is extended to 12 months if the optionee is eligible for early retirement under the PCC RP. No NEO currently is eligible for early retirement under the PCC RP.

Stock options in the event of death or disability

The stock option agreements covering options held by the NEOs provide that upon the death or disability of the NEO, all unexercisable options become fully exercisable and the period for exercising options following termination of employment is extended to 12 months, but not beyond each option’s original 10-year term.

The aggregate value as of March 28, 2010 of options that would have become exercisable if death or disability had occurred on that date based on the positive spread (if any) between the exercise price of each option and a stock price of $123.82, which was the closing price of the Company’s common stock on the last trading day of fiscal 2010, is as set forth in the “Acceleration of Stock Options” row of the “Benefits Potentially Payable Upon a Change in Control” table above. In addition, the increase in value of outstanding options resulting from the extension of the post-termination exercise period from six months to 12 months, with the option values as of March 28, 2010 for six-month and 12-month remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used by the Company for valuing options under applicable accounting guidance, would be as follows: Mr. Donegan, $2,534,891; Ms. Hagel, $508,806; Mr. Buck, $722,896; Mr. Stein, $276,107; and Mr. Hackett, $553,974.

Return to Shareholders Performance Graph

The following line graph provides a comparison of the annual percentage change in the Company’s cumulative total shareholder return on its common stock to the cumulative total return of the S&P 500 Index and the S&P 500 Aerospace Index. The comparison assumes that $100 was invested on March 31, 2005 in the Company’s common stock and in each of the foregoing indices and, in each case, assumes the reinvestment of dividends.

Company / Index	Mar 05	Mar 06	Mar 07	Mar 08	Mar 09	Mar 10
Precision Castparts Corp.	100	156.65	274.86	267.98	167.18	328.35
S&P 500 Index	100	112.46	125.76	118.70	75.57	110.40
S&P 500 Aerospace & Defense Index	100	123.14	142.91	149.67	90.70	149.11

Equity Compensation Plan Information

The following table provides information regarding the number of shares of common stock of the Company that were subject to outstanding stock options or other compensation plan grants and awards at March 28, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	6,088,968	$76.19	7,696,403	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	6,088,968	$76.19	7,696,403

(1)	6,154 shares of common stock remain available for issuance under the Company’s 1994 Stock Incentive Plan (the “1994 Plan”). 5,497,249 shares of common stock remain available for issuance under the Company’s 2001 Stock Incentive Plan (the “2001 Plan”). At this time, no awards other than options have been issued under the 1994 Plan, and no awards other than options have been issued to executive officers under the 2001 Plan. The 2001 Plan is also used for the annual deferred stock unit awards to non-employee directors. 2,193,000 shares of common stock remain available for issuance under the Company’s 2008 Employee Stock Purchase Plan.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Board of Directors Recommends a Vote “For” Proposal 2

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending April 3, 2011. Although not required, the Board of Directors is requesting ratification by the shareholders of this appointment. If ratification is not obtained, the Audit Committee will reconsider the appointment.

The Company incurred the following fees for services performed by Deloitte & Touche for fiscal 2010 and 2009:

2010
Audit Fees	$5,003,424
Audit Related Fees	14,435
Tax Fees	—
All Other Fees	—

2009
Audit Fees	$4,862,684
Audit Related Fees	361,900
Tax Fees	—
All Other Fees	—

Audit Fees include annual audit of the Company’s consolidated financial statements and review of interim financial statements in the Company’s Quarterly Reports on Form 10-Q. Audit Related Fees include audits of the Company’s employee benefit plans, acquisition due diligence, review of registration statements and issuance of comfort letters and other audit reports required by regulation or contract.

The Audit Committee appoints and approves the fee to be paid to the independent registered public accounting firm. The Audit Committee is also responsible for reviewing and approving engagements of significant non-audit work performed by the independent registered public accounting firm, and it approved all audit related fees. Representatives of Deloitte & Touche LLP are expected to be present at the 2010 Annual Meeting of Shareholders, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3: SHAREHOLDER PROPOSAL

The following shareholder proposal will be voted on at the Annual Meeting only if it is properly presented by or on behalf of the shareholder proponent.

The California State Teachers’ Retirement System, 100 Waterfront Place, West Sacramento, CA 95605-2807, has advised the Company that it intends to present the following resolution at the Annual Meeting. Approval of this proposal would require the affirmative vote of at least a majority of the votes cast on this proposal at the Annual Meeting. Abstentions and broker nonvotes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted as votes cast and have no effect on the results of the vote on this proposal.

Shareholder Resolution

RESOLVED, that the shareowners of Precision Castparts Corp. (“Company”) ask that the Board of Directors, in compliance with applicable law, take the steps necessary to reorganize the Board of Directors into one class subject to election each year. The implementation of this proposal should not affect the unexpired terms of directors elected to the Board at or prior to the 2010 annual meeting.

Supporting Statement

Is accountability by the Board of Directors important to you as a shareowner of the Company? As a trust fund representing over 800,000 educators and their families, and as the owner of over 190,000 shares of the Company’s common stock, the California State Teachers’ Retirement System (CalSTRS) thinks accountability of the Board to the Company’s shareowners is of paramount importance. This is why we are sponsoring this proposal which, if implemented, would seek to reorganize the Board of Directors of the Company so that each director stands before the shareowners for re-election each year. We hope to eliminate the Company’s so-called “classified board,” whereby the directors are divided into three classes, each serving a three-year term. Under the current structure, shareowners can only vote on a portion of the Board at any given time.

CalSTRS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that when directors are accountable for their actions, they perform better. A staggered board has been found to be one of six entrenching mechanisms that are negatively correlated with company performance. See “What Matters in Corporate Governance?” Lucian Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005). CalSTRS also believes that shareowners are willing to pay a premium for corporations with excellent corporate governance. If the Company were to take the steps necessary to declassify its Board, it would be a strong statement that this Company is committed to good corporate governance and its long-term financial performance.

We seek to improve that performance and ensure the Company’s continued viability through this structural reorganization of the Board. If passed, shareowners might have the opportunity to register their views at each annual meeting on performance of the Board as a whole and of each director as an individual.

CalSTRS urges you to join us in voting to declassify the board in order to increase director accountability and incentivize management to create shareholder value. We urge your support FOR this proposal.

Board of Directors’ Statement in Opposition

The Board has considered the above proposal carefully. Shareholder approval of this proposal would not in itself declassify the Board, but the Board welcomes this opportunity to discuss the reasons why it believes that declassification is not in the best interests of the Company or its shareholders and why the Board therefore recommends that you vote AGAINST Proposal 3.

The Board believes that the proponent’s supporting statement relies on arguments which, for the reasons discussed below, do not correlate well to the actual performance of the Board and the Company or the Company-specific rationale for why the Company adopted a classified Board structure in 1983 and has continued it for the past 27 years.

Strong Long-Term Financial Performance

The proponent’s supporting statement asserts that a staggered board is negatively correlated with company performance. The Board believes that this assertion, as applied to the Company, is contradicted by the facts as PCC has consistently delivered strong financial performance to its shareholders and has improved that performance over the long-term. From fiscal 2000 to fiscal 2010, the Company has grown sales at a 15% compound annual growth rate from $1.4 billion to $5.5 billion and has increased earnings per share from continuing operations (diluted) from $0.78 to $6.50, which represents compound annual growth of 24%. This consistently strong financial performance has provided investment returns to the Company’s shareholders that are well-above the performance of the Company’s peer group and relevant market indices, as indicated in the “Return to Shareholders Performance Graph” on page 27.

Cyclicality of Primary End Markets and Preservation of Long-Term Value

In the opinion of the Board, the Company’s unrelenting, long-term focus on improving its operations has created a set of manufacturing assets and capabilities that has tremendous long-term value for the Company’s shareholders. But it is also true that the vast majority of the Company’s revenues are derived from the highly cyclical aerospace and power markets. This cyclicality of the Company’s primary end markets, as well as temporary disruptions in the global economic system, can lead to a situation where the Company’s long-term value is not fully reflected in its then-current financial performance or the price of its common stock, as was the case in late 2001 through 2002 and the period from late 2008 to early 2009. Accordingly, there is potential for unfair and abusive takeover tactics that could deprive the Company’s shareholders of the greatest possible long-term value for their shares, and such a situation is the best example of what the Company’s current Board structure is intended to guard against. It is important to note that the Company’s classified Board structure in no way prevents unsolicited takeover proposals from resulting in a successful acquisition of the Company. Instead, the classified Board structure allows the Board to maximize the value of a potential acquisition by giving the Company time to evaluate the adequacy and fairness of any takeover proposal given the then-current effects of the cyclicality of the Company’s end markets or any global economic disruptions, and to negotiate with the acquirer and consider alternatives, including the continued operation and growth of the Company’s business.

Pursuit of Long-Term Growth Strategy

The Company has developed and pursues a focused and deliberate long-term growth strategy based on strategic capital investment and acquisitions of complementary businesses and technologies. In addition, the Board believes that the breadth of the Company’s manufacturing operations, the technical complexity of the Company’s products, and the diversity of the Company’s end markets makes PCC a complicated and unique company. As a result, the Company derives extra value from the assurance provided by a classified Board structure that the Board will always include several directors who are experienced with the Company and very familiar with its business and long-term strategic goals.

The Board Recommends a Vote AGAINST Proposal 3

In conclusion, the Board believes that the Company’s consistently strong performance demonstrates that the Company’s shareholders currently benefit from a high level of director accountability while also receiving the full value of a classified Board structure, which as described above is in many ways tailor-suited to the Company’s specific facts and circumstances. For these reasons the Board of Directors recommends a vote AGAINST Proposal 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information about those persons known to the Company to be beneficial owners of more than five percent of the Company’s outstanding common stock as of December 31, 2009. The information listed below is based entirely on information filed by the beneficial owners with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Shares Beneficially Owned	% of Class
Capital Research Global Investors	9,415,621	6.7%
333 South Hope Street, Los Angeles, California 90071

FMR LLC	7,910,498	5.6%
82 Devonshire Street, Boston, Massachusetts 02109

BlackRock, Inc.	7,466,899	5.3%
40 East 52nd Street, New York, New York 10022

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors has adopted a written policy with respect to related party transactions. The policy requires that the Audit Committee approve all transactions or series of similar transactions between the Company and a related party, which includes all executive officers and directors and their immediate family members, that exceed $120,000 and in which the related party has a direct or indirect material interest. The policy also applies to transactions between the Company and an entity (i) owned or controlled by a director, executive officer or their immediate family members or (ii) for which a director, executive officer or their immediate family member serves as a senior officer or director. The policy provides that the Audit Committee will take into account whether the interested transaction is on terms no less favorable to the Company than the terms generally made available by the Company to an unaffiliated third party under similar circumstances and the extent of the related party’s interest in the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, as well as persons who own more than 10 percent of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership of common stock of the Company with the Securities and Exchange Commission. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with in fiscal 2010, except that in October 2009 Mr. Bridenbaugh filed late one Form 4 covering a sale of 1,000 shares.

ANNUAL REPORT AND FORM 10-K; INTERNET AVAILABILITY OF PROXY MATERIALS

We have included with this proxy statement a copy of the Company’s 2010 Annual Report that includes the Company’s Annual Report on Form 10-K. Upon written request, the Company will furnish without charge additional copies of the Company’s Annual Report. Such requests should be directed to Mr. Roger A. Cooke, Secretary, Precision Castparts Corp., 4650 SW Macadam Avenue, Ste. 400, Portland, OR 97239-4262.

Important Notice Regarding the Availability of Proxy Materials for the Precision Castparts Corp. 2010 Annual Meeting of Shareholders to Be Held on August 10, 2010: the Proxy Statement and the Annual Report on Form 10-K are available at http://www.precast.com.

METHOD AND COST OF SOLICITATION

The Company will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, the Company’s employees may request the return of proxies in person or by telephone. The Company has also hired The Proxy Advisory Group, LLC to assist with Annual Meeting procedures and to solicit proxies for a fee of $10,000. Brokers and persons holding shares for the benefit of others may incur expenses in forwarding proxies and accompanying materials and in obtaining permission from beneficial owners to execute proxies. On request, the Company will reimburse those expenses.

HOUSEHOLDING

The Company has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same address receive only one copy of the Notice Regarding the Availability of Proxy Materials or the Proxy Statement and Annual Report, as applicable. Shareholders who participate in householding continue to receive separate proxy forms. Householding does not affect dividend check mailings.

Any shareholder who would prefer to have a separate copy of the Notice Regarding the Availability of Proxy Materials, Proxy Statement or Annual Report delivered to him or her at the shared address for this and future years may elect to do so by calling (503) 946-4822 or by writing to Mr. Roger A. Cooke, Secretary, Precision Castparts Corp., 4650 SW Macadam Avenue, Ste. 400, Portland, OR 97239-4262. A copy of the materials will be sent promptly to the shareholder following receipt of such notice.

DISCRETIONARY AUTHORITY

While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the Annual Meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this proxy statement. However, the enclosed proxy gives discretionary authority in the event that any other matters should be presented.

SHAREHOLDER PROPOSALS

Shareholders wishing to present proposals for action at an Annual Meeting must do so in accordance with the Company’s bylaws. For purposes of the Company’s 2011 Annual Meeting, such notice, to be timely, must be received by the Company between April 12, 2011 and May 12, 2011. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in next year’s Annual Meeting proxy materials be received at the Company’s principal office by March 2, 2011. The Company’s mailing address is 4650 SW Macadam, Suite 400, Portland, Oregon 97239.

Whether you plan to attend the Annual Meeting or not, please submit a proxy through the internet or sign and return the enclosed proxy form in the enclosed, stamped envelope if this proxy was received by mail.

/s/ ROGER A. COOKE
Roger A. Cooke
Secretary

Portland, Oregon

June 30, 2010

EXHIBIT A

Survey Companies

AECOM Technology Corporation	Levi Strauss & Co.
AEI Services LLC	Liberty Media
AGCO Corp.	Limited Brands
Air Products and Chemicals, Inc.	Lubrizol Corp
Allergan, Inc.	Manitowoc Company, Inc.
Alliant Techsystems Inc.	Masco Corporation
Ameren Corporation	Mattel, Inc.
ArvinMeritor, Inc.	McDermott International, Inc.
Automatic Data Processing, Inc.	McGraw-Hill Companies
AutoZone, Inc.	MeadWestvaco Corporation
Avery Dennison Corporation	Mohawk Industries
Avis Budget Group	Molson Coors Brewing Company
Avon Products, Inc.	The Mosaic Company
Baker Hughes Incorporated	Nabors Industries Ltd.
Ball Corporation	Nalco Company
Big Lots, Inc.	NCR Corporation
BJ Services Company	NiSource Inc.
Black & Decker Corporation	Nordstrom
BorgWarner Inc.	NRG Energy, Inc.
Brunswick Corporation	OfficeMax Incorporated
CA Inc.	Oshkosh Truck Corporation
Cameron International Corporation	Owens Corning
Campbell Soup Company	Owens-Illinois, Inc.
CenterPoint Energy	Perini Corporation
CH2M Hill Companies, Ltd.	PPL Corporation
Chicago Bridge and Iron Company	Praxair, Inc.
The Clorox Company	Progress Energy, Inc.
CMS Energy Corporation	R. R. Donnelley & Sons Company
Cooper Industries, Inc.	Reynolds American Inc.
Corn Products International Inc	Rockwell Automation
Covidien	Rockwell Collins
Dana Corporation	S.C. Johnson & Son, Inc.
Darden Restaurants, Inc.	SCANA Corporation
Dole Food Company, Inc.	Schreiber Foods Inc.
Dover Corporation	Science Applications International Corporation
DTE Energy Company	Sealed Air Corporation
Eastman Chemical Company	Sempra Energy
Eastman Kodak Company	The Shaw Group
Ecolab Inc.	The Sherwin-Williams Company
El Paso Corporation	Sonoco Products Company
Emcor Group, Inc.	SPX Corporation
Energizer Holdings, Inc.	The Stanley Works
Energy Future Holdings Corporation	Starwood Hotels & Resorts Worldwide, Inc.
Federal-Mogul Corporation	Tenet Healthcare Corporation
Fiserv, Inc.	Tenneco Automotive Inc.
FMC Technologies	Terex Corporation
Fortune Brands, Inc.	The Timken Company
Foster Wheeler Corporation	Unisys Corporation
Goodrich Corporation	United Stationers Inc.
Graphic Packaging Corporation	URS Corp
H. J. Heinz Company	USG Corporation
Hallmark Cards, Inc.	Visteon Corporation
Hanesbrands, Inc.	W.W. Grainger, Inc.
Harley-Davidson Motor Company Inc.	Weatherford International Ltd.
Hasbro, Inc.	Western Digital Corporation
The Hershey Company	Weyerhaeuser Company
ITT Corporation	Xcel Energy, Inc.
Jacobs Engineering Group Inc.	Yum Brands, Inc.
Jarden Corp.
KBR, Inc.
Kinder Morgan
Leggett & Platt Inc.

A-1

VOTE BY INTERNET - www.proxyvote.com

4650 SW MACADAM AVE.

SUITE 400

PORTLAND, OR 97239

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M25905-P99207

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PRECISION CASTPARTS CORP.

For All Withhold All For All Except

The Board of Directors recommends that you vote FOR the following:

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees:

01) Daniel J. Murphy

02) Steven G. Rothmeier

03) Richard L. Wambold

04) Timothy A. Wicks

The Board of Directors recommends you vote FOR the following proposal:

For Against Abstain

2. Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors recommends you vote AGAINST the following proposal:

3. Shareholder Proposal Regarding Classified Board Structure

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2, and AGAINST item 3. The proxies will vote in their discretion as to any other matters that properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.

Yes No

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M25906-P99207

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS - AUGUST 10, 2010

The shareholder(s), revoking all prior proxies, hereby appoint(s) Mark Donegan, Shawn R. Hagel and Roger A. Cooke, and each of them, as proxies, each with the full power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Precision Castparts Corp. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held on August 10, 2010 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, AGAINST PROPOSAL 3, AND IN THE PROXIES’ DISCRETION AS TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side